EXHIBIT 5.1

                 [TANNENBAUM DUBIN & ROBINSON, LLP]


                                               April 27, 2000

Garan, Incorporated
350 Fifth Avenue
New York, New York 10118

                 Re: Registration Statement on Form S-8 Relating to the Garan, Incorporated 1999 Restricted Stock Plan ("Plan")
                      -------------------------------------------------------

Gentlemen:

      This opinion is submitted in connection with the Registration Statement on Form S-8 ("Registration Statement") filed by Garan, Incorporated ("Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 160,000 shares of Common Stock, no par value, of the Company issued pursuant to the Plan.

      We have examined such corporate documents and records of the Company, certificates of public officials, and such other documents and questions of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

       In examining the foregoing, we have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified or photostatic copies. While nothing has been brought to our attention which leads us to believe that the opinions expressed herein are factually incorrect, we have not, beyond the examination described above, made independent factual investigations for the purpose of rendering this opinion, although we have made such inquiry of officers of the Company as we have deemed necessary for the proper discharge of our responsibilities as counsel to the Company and for the purpose of rendering this opinion.

     Notwithstanding anything herein to the contrary, whether expressly stated or implied, the opinion hereinafter expressed is subject to the following further qualifications and limitations, whether or not a specific reference is made in this opinion to such qualifications and limitations:

          A. The effect of applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, statutes, or rules of general application relating to, or affecting, the enforcement of creditors' rights generally, now or hereafter in effect.

          B. As we are admitted to practice only in the State of New York, this opinion is limited to the laws of the United States and State of New York, and we offer no opinion as to the possible application of laws of other jurisdictions, provided, however, that insofar as this opinion expresses an opinion as to matters of Virginia law, we have relied upon the opinion of Messrs. Hunton & Williams, Richmond, Virginia.

          C. The effect of rules of law governing specific performance and injunctive relief and such other principles of equity as the courts having jurisdiction may apply at their discretion whether in a proceeding at law or in equity.

     Based upon the foregoing and upon such other information, documents, and inquiry as we believe necessary to enable us to render this opinion, we are of the opinion that the 160,000 shares of Common Stock issued under the Plan have been duly authorized and are validly issued, fully paid, and non-assessable.

  Marvin S. Robinson, a member of this firm, is also a director and the Vice President, General Counsel and Secretary of the Company.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                Respectfully submitted,

                                /s/ Tannenbaum Dubin & Robinson, LLP
                                -------------------------------------
                                TANNENBAUM DUBIN & ROBINSON, LLP